EXHIBIT B


               FiveCom, Inc. Principal Stockholders Agreement

THIS AGREEMENT, made as of this 28th day of May, 1998, by and between Central Maine Power Company, a Maine investor-owned utility and Maine corporation with a place of business at Augusta, Maine and mailing address of 83 Edison Drive, Augusta, Maine 04336 (hereinafter called "CMP") and Northeast Utilities, a Massachusetts business trust with a place of business in Brush Hill, Massachusetts and mailing address of P. O. Box 270, Hartford, Connecticut 06141-0270 (hereinafter called "NU").

WITNESSETH:

WHEREAS, CMP and certain affiliates and certain affiliates of NU intend to enter into a Restructuring and Contribution Agreement, the intent of which is to cause the creation of FiveCom, Inc. a Delaware corporation (hereinafter called "FiveCom"), which will succeed to the ownership of FiveCom LLC (hereinafter called "Old FiveCom"), NECOM LLC and FiveCom of Maine LLC, Massachusetts limited liability companies, and result in CMP, through its affiliate MaineCom Services, owning 52.76%, and NU, through its affiliate Mode 1 Communications, Inc. (formerly NU/Mode 1 Communications, Inc. and hereinafter called "Mode 1"), owning 40.78%, of the common stock of FiveCom (all of such transactions being hereinafter called, collectively, the "Restructuring'); and

    WHEREAS, CMP and NU intend to sell certain of the common stock which they own in FiveCom in a public offering (hereinafter called the "Offering") and to cause FiveCom to offer certain of its own shares in such Offering as well, such that the parties will collectively own, post-Offering, approximately 51% or more of the common stock of FiveCom; and

    WHEREAS, the parties desire to preserve certain of the rights that each has under the NECOM LLC Amended and Restated Operating Agreement, dated as of July 11, 1996, by and between Old FiveCom and Mode 1 following the Restructuring and prior to the Offering, and, following the Offering, to alter such rights going forward, upon the terms stated below.

      NOW, THEREFORE, CMP and NU agree as follows:


                       ARTICLE 1
                  POST-RESTRUCTURING/PRE-OFFERING RIGHTS

   1.1 Between the Restructuring and the Offering, each party agrees that, without the agreement and consent of the other party, it will not permit FiveCom, nor will such party permit any of its respective subsidiaries, including, respectively, MaineCom Services and Mode 1, to take any action the effect of which would be to allow or cause FiveCom to take any of the following actions:

      a. Contracts With A Party or Affiliate. Enter into any material agreement, contract, instrument or other transaction with either party or any affiliate thereof, other than any 100% owned subsidiary of FiveCom (such approval not to be unreasonably withheld if entered into at no greater than market rates, on commercially reasonable terms and conditions such as are no less favorable to FiveCom than would be available in a bona fide arms' length transaction with a person, trust, corporation, organization, partnership or other entity (hereinafter called "Person") which is not an affiliate);

       b. Merger, Sale of Assets. Merge or consolidate with any Person, liquidate or dissolve, change its form of organization, or sell, lease, exchange or transfer all or substantially all of its assets;

       c. Indebtedness. Authorize the incurrence, assumption or guaranty, or suffer the existence, of any indebtedness in excess of the sum of (A) $50,000 in the aggregate during any one fiscal year and at any one time outstanding,
(B) a reasonable amount of working capital indebtedness, (C) indebtedness secured by "Permitted Liens" and (D) any other indebtedness in an operating budget previously approved by the parties or otherwise permitted under (f); "Permitted Liens" is hereby defined to mean any mortgage, deed of trust, security interest, pledge, hypothecation, encumbrance, lien (statutory or other), or other security agreement and the filing of any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction in respect of any of the foregoing (hereinafter called "Lien") created by the security documents in connection with a loan from any lender which provides financing for the purchase and installation of any portion of New England Optical Network and/or any extension or refinancing thereof; (b) materialmen's, mechanics', workers', repairmen's, employees' or other like Liens in favor of any Person which arise in the ordinary course of business of FiveCom but not (unless otherwise permitted by this Agreement) in connection with any indebtedness or guarantee obligation; (c) Liens arising out of judgments, award or appeals with respect to which at the time an appeal or proceeding for review is being prosecuted in good faith and which have been bonded or for the payment of which adequate reserves shall have been provided; (d) any Lien securing indebtedness permitted under this Section; and (e) minor defects, irregularities, encumbrances and clouds on title and statutory liens which do not materially impair the property affected thereby and which do not individually or in the aggregate materially impair the performance, cost efficiency, value, utility, remaining economic useful life, reliability or residual value of the property of FiveCom or the use thereof for its intended purpose.

      d. Amendments or Assignments, etc. Amend or modify, waive compliance with any material provision of, terminate, assign any material rights FiveCom may have under, or consent to or permit the assignment by any other Person of any material right such Person may have under, or giving consents or exercising material rights under, or agreeing to any such amendment, modification, termination or consent of, or agreeing to any waiver of compliance with any provision of, or agreeing to any such assignment or exercise of any rights under, the agreements, documents, instruments and contracts listed under the following exhibit designations in Item 16(a) to the Registration Statement on Form S-1 of NorthEast Optic Network, Inc. filed with the Securities and Exchange Commission on May 22, 1998: 1.1-4.3 and 10.1-10.37, and any other material agreement to which the Company is a party.

      e. Liens. Creating or otherwise allowing any Lien to be on, or otherwise to affect, any of FiveCom's property, except Permitted Liens;

       f. Budget and Capital Improvements. Adopt the annual budgets and approve capital expenditures exceeding the limits therein or as otherwise approved hereunder; notwithstanding the foregoing, FiveCom's management may authorize capital expenditures or indebtedness arising out of an emergency which requires immediate action, so long as they give notice to the parties as soon as possible of the incurrence of such expenditures and obtain any requisite consent to the continuation of any such expenditures after the immediate emergency has passed;

       g. Charges. Approve annually (at the same time as the budget is approved as per paragraph (f) above) all charges under the agreements or contracts referenced in paragraph (a) above, and any exercise of any material rights or elections under such agreements or contracts;

       h. Bankruptcy Filing. (i) Commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its assets, or making a general assignment for the benefit of its creditors; or (ii) if there shall be commenced against FiveCom any case, proceeding or other action of a nature referred to in clause (i) above, taking any action in furtherance of, or indicating its consent to, approval of, or acquiescence, therein, or (iii) admitting in writing its inability to pay its debts as they become due; and

       i. Sale of Valuable Assets. Sell, assign or otherwise transfer title to any asset, or any group of assets in the same transaction, or in related transactions, having an aggregate value in excess of $500,000.

                     ARTICLE 2
                  RIGHT OF FIRST OFFER

    2.1 (a) Offer to Company and Other Party: If either party ("Offering Party") desires to sell, transfer or otherwise dispose for value all or any of its common stock of FiveCom, other than in connection with the Offering, such Offering Party (or its successor in interest, if any, should the Offering Party have dissolved or filed for bankruptcy) shall first offer such common stock to the Company and the other party ("Offeree Party") by giving to the Company and to the Offeree Party written notice (the "Offer Notice") of such Offering Party's desire to sell, transfer, or otherwise dispose of such common stock, and all material terms and conditions of the offer (including, without limitation, the proposed purchase price). Failure on the part of the Offering Party to issue such Offer Notice and/or to thereafter observe the requirements of this Section 2.1 (a) shall render any purported transfer of such common stock void and of no effect. The Company and the Offeree Party shall have an option to purchase such common stock on such terms, and at such offering price as set forth in the Offering Notice. Such option shall be exercised within thirty (30) days after such notice by notice to the Offering Party. The Company shall have priority over the Offeree Party, and, if the Company exercises its option, the option of the Offeree Party shall only cover that portion of the common stock, if any, not covered by the Company in exercising its option. In the event that neither the Company nor the Offeree Party exercises their options as to all offered common stock within thirty (30) days after the Offer Notice by giving notice of their exercise of such option, or, having given notice of exercise of the option, are unable to consummate the purchase for reasons beyond the Offering Party's control within a period ending thirty (30) days after the date of the last qualifying notice of exercise, the Offering Party within one hundred eighty (180) days after the expiration of the last right of the Company and the Offeree Party to purchase such common stock, may sell or assign any remaining, common stock, on substantially the terms stated in the Offer Notice and at a price no lower than set forth in the Offer Notice. If such 180-day period has expired, the price is lower, or the other terms are different in any material respect, the Offering Party shall be obligated to re-offer the common stock in accordance with the terms of this Section 2.1. Any transfer of common stock undertaken pursuant to this Section shall be subject to the provisions of Section 2.3

    (b) Option to Purchase on Certain Events: Upon either party filing for bankruptcy or other similar relief, making a general assignment for benefit of its creditors or having a petition for bankruptcy or similar relief filed against it which results in an order not dismissed within 60 days, the Company and the other party shall have an option to purchase all of the common stock owned by such party's predecessor in interest (or, in the case of the debtor in possession, owned by such party) under the procedures set forth in subsection (a) above, other than that (i) the price shall be the Fair Market Value, as determined in accordance with subsection (c) below, and
(ii) if the Company does not receive an Offer Notice, the rights of the Company and the other party shall accrue upon the receipt of actual notice by the Company of the event triggering its rights hereunder. In the event that there is no Offer Notice, the Company shall send the other party a notice of its rights hereunder within 60 days after the Company receives such actual notice. The provisions of subsection (a) above shall also govern in the event that the options under this subsection (b) are not fully exercised.

    (c) Determination of Fair Market Value: For the purpose of this Agreement, the parties shall attempt to agree on the Fair Market Value of the common stock. If not agreed to by the parties within sixty (60) days after a request seeking an agreement as to Fair Market Value under this Agreement either by a party or by the Company, each party shall immediately name an appraiser and the two appraisers so named shall, within twenty days of the date of the response of such party, name a third appraiser (the "Third Appraiser"); provided that if a party shall fail to name its appraiser in a timely fashion, the appraiser named by the other party in a timely fashion shall be the sole appraiser. The panel of three appraisers, or the appraiser named by the single party in a timely fashion, as the case may be, shall issue a written report determining the Fair Market Value of the common stock, which report shall be issued by no later than the date sixty (60) days after the date of the response of such party. If the panel of appraisers is not unanimous in its determination of Fair Market Value, then the opinion of the Third Appraiser shall be controlling. Such determination whether made by the unanimous panel of appraisers, the Third Appraiser, or, if one of the parties shall have failed to name its appraiser in a timely fashion, the single appraiser named by a party in a timely fashion, shall constitute the Fair Market Value of the common stock and shall be binding and conclusive on the parties. The closing on the transfer of the common stock shall occur on the date 120 days after the initial request for an agreement as to Fair Market Value, unless the parties shall establish an earlier date. The price to be paid at the closing shall be the Fair Market Value of the common stock, and the sale shall be for cash.

 2.2 (a) Disposition: Subject to this Article 2, neither party may sell, assign, transfer, exchange, mortgage, pledge, grant, hypothecate, or otherwise transfer ("Dispose" or "Disposition") all or a portion of the party's common stock,

         (i) without an opinion of counsel satisfactory to the Company that such assignment satisfies registration requirements under, or is exempt from the registration requirements of, the applicable state and federal securities laws; and

        (ii) unless and until the Company receives from the assignee the information and agreements that the Company may reasonably require, including but not limited to any taxpayer identification number and any agreement that may be required by an taxing jurisdiction.

      (b) Conditions for Transfer: In the event of the Disposition of a party's common stock, and as a condition to recognizing of the effectiveness and binding nature of any such Disposition, the other party or the Company may require the selling party and the proposed purchaser, transferee or successor-in-interest, as the case may, be to execute, acknowledge and deliver to the Company and the other party such instruments of transfer, assignment and assumption and such other certificates, representations and documents, and to perform all such other acts which the Company and the other party may deem necessary or desirable to:

       (i) constitute such purchaser, as transferee or successor-in-interest as such;

      (ii) confirm that the person desiring to acquire an interest or interests in the Company has accepted, assumed and agreed to be subject and bound by all of the terms, obligations and conditions of this Agreement, as the same may have been further amended; and

      (iii) assure compliance with any applicable state and federal laws including securities laws and regulations.


     (c) Effective Date, Indemnification: The Disposing party hereby agrees to indemnify the Company and the other party against any and all loss, damage, or expense (including, without limitations, tax liabilities or loss of tax benefits) arising directly or indirectly as a result of any transfer or purported transfer in violation of this Article 2.

     (d) Permitted Transfers: Common stock may be transferred (without regard to this Article 2) to those affiliates of a party with which such party is consolidated for federal income tax purposes, provided, however, that the successor-in-interest complies with Section 2.2(b).

     (e) Dispositions not in Compliance with this Article Void: Any attempted Disposition of common stock by either party, other than in accordance with this Article 2, shall be, and is declared to be, null and void ab initio.

                      ARTICLE 3
                    POST OFFERING RIGHTS

        3.1 Following the Offering and so long as (a) NU's common stock interest in FiveCom is at least 10% of the outstanding common stock of FiveCom, fully diluted, and (b) the aggregate common stock interest of NU and CMP is at least 33 1/3% of the outstanding common stock of FiveCom, fully diluted (the first date when either such circumstance shall not exist being hereinafter called the "Release Date"), each party agrees that, without the agreement and consent of the other party, it will not permit FiveCom, nor any of its respective subsidiaries, including, respectively, MaineCom Services and Mode 1, to take any action the effect of which would be to allow or cause FiveCom to take any of the actions specified in Sections 1.1(b) and (h) above.

     3.2 Following the Release Date, this Agreement shall be of no further force and effect.

                        ARTICLE 4
                         MISCELLANEOUS

   4.1 Limitation of Liability. No shareholder or trustee of NU or shareholder or director of CMP shall be held to any liability whatever for the payment of any sum of money or for damages or otherwise under this Agreement, and this Agreement shall not be enforceable against any such trustee or director in their or his or her individual capacities or capacity and this Agreement shall be enforceable against the trustees of NU and the directors of CMP only as such, and every person, firm, association, trust or corporation having any claim or demand arising under this Agreement and relating to NU or CMP, their respective shareholders, trustees or directors shall look solely to the trust estate of NU or the assets of CMP for the payment or satisfaction thereof.

     4.2 Governing Law. This Agreement shall be governed by the laws of the Commonwealth of Massachusetts.

4.3 Counterparts. This Agreement may be executed by the parties in one or more counterparts, all of which, taken together, constitute one Agreement.


      IN WITNESS WHEREOF, we have hereunto set our hand on the date set forth beside our names.

Dated: May 28, 1998


CENTRAL MAINE POWER COMPANY


By: /s/David Marsh___________________
Its: Chief Financial Officer


NORTHEAST UTILITIES


By: _/s/_John H. Forsgren
Its: Executive Vice President and Chief Financial Officer